UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 25, 2005

NetIQ Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	000-26757	77-0405505
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3553 North First Street, San Jose, CA 95134

(Address of Principal Executive Offices) (Zip Code)

(408) 856-3000

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Registrant’s Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240. 14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Management Incentive Bonus program

On July 25, 2005, the Compensation Committee (the “Committee”) of the Board of Directors of NetIQ Corporation (the “Company”) approved the criterion for awards under the Management Incentive Bonus Program (“MIP”), in which certain named executive officers of the Company participate, for fiscal year 2006 (the “Bonus Period”). The sole applicable criterion for awards under the MIP made to executive officers for performance during the Bonus Period will be operating profit, and awards for performance at target achievement shall be 50% of annual base compensation and awards for performance in excess of target achievement shall be capped at 100% of annual base compensation.

Incentive Bonus Program for Named Executive Officer

On July 26, 2005, the Committee approved the fiscal year 2006 incentive bonus program for the Company’s Senior Vice President of Field Operations, Marc Andrews for performance during the Bonus Period. In addition to participating in the MIP, Mr. Andrews will be eligible to receive a bonus of up to $100,000 per year for achieving quarterly bookings in an amount of at least 110% of target, and will be eligible to receive commissions which, at target, shall equal approximately 36% of his annual base compensation.

Director Compensation

On July 26, 2005, the Board of Directors of the Company approved the following fees for non-employee director compensation for fiscal year 2006:

Annual Retainer	$24,000
Lead Director Retainer	$40,000
Audit Committee Chair Retainer	$25,000
Compensation Committee Chair Retainer	$10,000
Meeting Attendance Fee	$2,000
Telephonic Meeting Attendance Fee	$1,000

In addition, the Board of Directors approved the award of Restricted Stock Purchase Rights under the Company’s 1995 Stock Plan (as amended and restated) to each non-employee director, entitling each recipient the right to acquire 5,000 shares of the Company stock. The awards will become effective as of August 26, 2005, and are subject to the acceptance by each non-employee director, on or before August 26, 2005, of the terms contained in the form of agreement attached to this Form 8-K.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits.

99.1   Form of Restricted Stock Purchase Agreement for Non-employee Directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NetIQ Corporation

By:	/s/ Kenneth W Long III
Kenneth W Long III
Vice President, Chief Accounting Officer and Corporate Controller

Date: July 29, 2005

Exhibit Index

99.1   Form of Restricted Stock Purchase Agreement for Non-employee Directors.